Exhibit 3(a)(7)

Amendment No. 1 to Principal Underwriting Agreement

AMENDMENT NO. 1 TO

PRINCIPAL UNDERWRITING AGREEMENT

Amendment dated September 1, 2008, to the Principal Underwriting Agreement, dated as of May 1, 2007, by and between Transamerica Capital, Inc. (“TCI”) and Western Reserve Life Assurance Co. of Ohio (“WRL”).

WHEREAS, effective September 1, 2008, Exhibit B of the Agreement is hereby deleted in its entirety and replaced with the attached Exhibit B.

NOW, THEREFORE, in consideration of the above premises and of the mutual promises contained herein and the mutual benefits to be derived herefrom, TCI and WRL (the “parties”), intending to be legally bound, hereby agree as follows:

1.	Agreement Remains Effective. Unless expressly modified by this Amendment, all terms and conditions contained in the Agreement shall remain in effect accordance with the terms of the Agreement.

2.	Entire Agreement and Modification. This Amendment and the Agreement contain the entire understanding and agreement between the parties hereto and supersede all prior or contemporaneous agreements relative to the subject matter of the Agreement. This Amendment and the Agreement may not be amended, modified, supplemented or changed, in any respect whatsoever, except by a written agreement duly executed by the parties.

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Amendment on the dates indicated.

TRANSAMERICA CAPITAL, INC.		WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

By:	/s/ Lonny J. Olejniczak	By:	/s/ Darin D. Smith
	Lon Olejniczak		Darin D. Smith
Title:	Chief Executive Officer	Title:	Vice President

EXHIBIT B – VARIABLE ANNUITY PRODUCTS

1.	WRL Series Annuity Account

2.	WRL Series Annuity Account B

3.	Separate Account VA U

4.	Separate Account VA V

5.	Separate Account VA AA